EXHIBIT 14.1

                              Code of Ethics for
                        Principal Executive Officer and
                           Senior Financial Officers

PREFACE
Trans-Century Resources, Inc. (the "Company") hereby adopts the following Code of Ethics (the "Code") for the Company's principal executive officer and senior financial officers, including the Company's principal financial officer and principal accounting officer and persons performing similar functions.

Our principal executive and senior financial officers hold an important and elevated role in our corporate governance. As key members of the management team, these individuals are uniquely capable and empowered to ensure that the interests of the Company's stakeholders (including its stockholders, employees, collaborators and suppliers) are appropriately balanced, protected, and preserved. The purpose of this Code is to deter wrongdoing and to promote:

* Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

* Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the small business issuer;

*  Compliance with applicable governmental laws, rules, and regulations;

* The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

*  Accountability for adherence to the Code.

Code of Ethics for Principal Executive Officer and Senior Financial Officers

As a result, principal executive and financial officers of the Company performing senior executive, accounting, audit, financial management, or similar functions must:

* Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships except as otherwise disclosed, approved, and determined to be in the best interests of the Company and its stockholders;

* As required and/or necessary to conduct their duties, provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable;

* Comply with applicable laws, rules, and regulations of federal, state and local governments (both United States and foreign) and other appropriate private and public regulatory agencies, including, without limitation, all mandatory public disclosures;

* Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

* Respect the confidentiality of information acquired in the course of employment;

* Be accountable for adherence to this Code and otherwise proactively promote ethical and honest behavior within the workplace; and

* Promptly report violation of this Code to senior management or, as applicable, the board of directors of the Company, and, if necessary, to outside counsel as a last resort should earlier attempts to redress such violations fail.

All principal executive and financial officers are expected to adhere to this Code at all times. The board of directors of the Company shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any amendment to or waiver of this Code of Ethics (and the grounds for such waiver) for a principal executive or financial officer shall be disclosed as required by applicable Securities and Exchange Commission rules.

ADOPTED by the Company's board of directors effective June 20, 2003.